LEASE

THIS LEASE (“Lease”) is made and entered into as of the 4th day of September, 2014, by and between Mountain Vista Bed & Breakfast., a Colorado corporation (“Landlord”) and THE MARYJANE GROUP, INC. (“Tenant”) (together, “Parties”).

1.                  Basic Lease Information.

1.1              Lease Date: October 1, 2014

1.2              Tenant: The Maryjane Group, Inc.

1.3              Address of Tenant: 910 16th Street, Suite 412, Denver, Colorado 80202

1.4              Landlord: Barry and Carrie Rauff

1.5              Address of Landlord: 963 S. Zephyr Court, Lakewood, Colo 80226.

1.6              Premises: The Land, Furniture, Fixtures and Equipment (“FF&E”) and the Building(s) located thereon.

1.7              Land: The real property owned by Landlord located at 358 Lagoon Lane, Silverthorne, Colorado 80498 (“Premises”), and legally described on the attached Exhibit A.

1.8              Intentionally deleted.

1.9              Building(s): The buildings located on the Land.

1.10          Lease Term: One (1) year, commencing on October 1, 2014 (the “Commencement Date”) and terminating on the earlier of: (i) September 30, 2015 or (ii) the Closing Date (“the Termination Date”), unless sooner terminated pursuant to any provision of this Lease.

1.11          Rent: See Section 5.

1.12          Security Deposit: $7,000.00 ; shall be due at time of execution.

1.13 Closing Date: The date during the Option Term selected by Tenant for the transfer of the Property to the Tenant which shall be within sixty (60) days from execution of the Option by Tenant or the binding contract to purchase shall be considered null and void and the terms of this lease reinstated as Landlord and Tenant.

The above Basic Lease Information is incorporated into and made a part of the Lease. Any reference in the Lease to the above terms shall mean and refer to the information and terms set forth in the Basic Lease Information. In the event of any conflict between the Basic Lease Information and the terms of the Lease, the terms of the Lease shall control.

2.                  Parties. This Lease is made by and between Landlord and Tenant.

3.                  Demise of Premises. Landlord hereby leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Lease Term, at the Rent, and upon all the terms and conditions contained in this Lease. Landlord and Tenant acknowledge the following:

(a)               Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Leased Premises or with respect to the suitability of any part of the same for the conduct of Tenant's business.

(b)               The taking of possession of the Leased Premises by Tenant shall conclusively establish that the Leased Premises is in a good and sanitary order, condition and repair acceptable to Tenant.

(c)               A video of all Landlord owned FF&E items has been provided, reviewed and initialed by Landlord and Tenant as items to be included in the Leased Premises; a confirmed copy of which is held by Landlord and incorporated herein by reference.

(d)               Tenant shall be conclusively deemed to have accepted the Leased Premises and all of the furniture, fixtures and equipment located now or hereafter in the Leased Premises, including without limitation, all hospitality and lodging equipment (collectively, "FF&E") "AS IS" in the condition existing on the date of mutual execution of this Agreement, and to have waived all claims relating to the condition of the Leased Premises and the FF&E.

Landlord is the owner and shall, throughout the Term, remain the owner of all of the Landlord owned FF&E, regardless of any alterations or modifications made to such FF&E by Tenant, unless and until the Option to Purchase is exercised as stated herein. Tenant shall have the right to use such FF&E throughout the Term, but shall not have any ownership interest therein.

Tenant shall be responsible for all personal property taxes, fees or assessments regarding the Landlord owned FF&E and Landlord shall pass through those costs through any other fee, toll, charges, assessments or common area maintenance or administration fees to Tenant.

Upon the expiration or earlier termination of this Agreement, Tenant shall surrender the Premises and all associated trade fixtures, but not equipment and other personal property as Tenant brings onto or within the Leased Premises after the mutual execution of this Agreement and also excluding those FF&E items which are consumable goods consumed in the operations of the bed & breakfast prior to the expiration or earlier termination of this Agreement; provided however, that any replacement of the FF&E shall be subject to Landlord's prior written approval.

Tenant shall grant Landlord a UCC lien on any such replacements until the end of the Term (which shall not include any earlier termination based on Tenant's default under this Agreement.

Landlord Initials ____

Tenant Initial ___

4.                  Rent. Tenant agrees to pay Base Rent to Landlord in monthly installments of , of Three Thousand Five Hundred Dollars ($3,500.00), commencing on the Commencement Date. All monthly installments of Base Rent shall be paid in lawful money of the United States of America without deduction, off-set, or prior notice or demand on the first day of each calendar month and at such place or places as Landlord may designate.

4.1              "Rent" shall mean Base Rent, Percentage Rent (as defined below) and all other charges payable by Tenant under this Agreement.

(a)                Rent for any period which is less than one (1) month shall be a prorated portion of the monthly installment herein based upon the actual days in the month.

4.2              In addition to Minimum Rent, Tenant shall pay to Landlord "Percentage Rent" for each month during the Term, equal to the amount by which two percent (2%) of Tenant's monthly Gross Lodging Sales (as defined below). This payment shall be made within 10 business days after the end of each calendar month.

4.3              Within ten (10) business days after the end of each calendar month, Tenant shall deliver to Landlord along with the payment discussed in Section 4,2: (i) a written statement, certified by Tenant, setting forth the amount of Gross Sales made during the preceding calendar month or partial month at the beginning of the Term; (ii) copies of sales receipts and state sales tax records; and (iii) Percentage Rent payable for the preceding month.

4.4              The term "Gross Sales" is defined as the total amount in dollars of the actual price charged, whether for cash or on credit, for all sales or receipts of whatever kind from all business conducted by Tenant from the Leased Premises. Gross Sales shall not include: (1) any sums collected and paid out for any retail sales on retail excise tax which is separately stated and paid to the taxing authority ; (2) the amount of any cash or credit refunds or (3) sales tax and lodging taxes on guestrooms.

4.5              Tenant shall keep for at least one (1) year after the expiration of this Agreement, all books and records showing Gross Sales. Landlord shall have the right, at any time, upon seventy-two (72) hours' prior written notice, to audit all Gross Sales and to examine Tenant's books and records, and Tenant shall make all such records available at the Leased Premises for such examination. Within thirty (30) days after Landlord completes the audit, an auditor's report detailing any deficiencies shall be provided to Tenant; after opportunity to inspect and comment and clarify any information or findings in the auditor's written report, Tenant shall pay to Landlord any verified deficiency which is established by such audit and not further clarified by Tenant and deducted from the deficiency, together with interest at eighteen percent (18%) per annum from the date the payment should have been made.

4.6 Within five (5) business days from the Commencement Date, the Tenant shall deliver the Landlord Ten Thousand (10,000) Shares of its Common Stock as additional consideration for entering into this Lease.

5.                  Triple Net Lease. Except as expressly set forth to the contrary in this Lease, this Lease shall be NNN net to Landlord. That is, Tenant shall timely pay for all costs incurred in the operation, repair, use and maintenance of the Premises. These costs shall include, without limitation, real estate taxes and assessments that Tenant is obligated to pay under this Lease and Colorado/local law; any licensing or permit fees; charges for all utility services, including without limitation water, gas, electricity, sewer, telephone and garbage pick up, as provided herein; the costs of all repairs and maintenance of the Premises; the premiums for the liability and fire and extended coverage insurance policies required; and any other costs attributable to or billed directly to the Premises, including the cost to store any Landlord owned FF&E. All such costs shall be deemed additional Rent under this Lease.

6.                  Intentionally Omitted.

7.                  Tenant’s Use.

7.1              Permitted Use. During the Lease Term, the Premises shall be used solely for the purpose as a bed & breakfast and event center, including administrative office and related uses. Landlord agrees that Tenant may permit the use of marijuana by Guests and their visitors on premises in designated areas, provided Tenant requires all guests/invitees to sign the applicable waiver of liability, Exhibit C and Tenant agrees to use reasonable efforts to mitigate the odors through the installation in all areas where consumption of marijuana is permitted an adequately sized UL certified ozone machines or/and or charcoal filtration devices.

(a)                “Guest” shall mean only those persons that are registered overnight patrons and their visitors, if any and those patrons on premises for the purpose of attending a private event to be held on the Premises; notwithstanding anything herein, no marijuana may be possessed or consumed on Premises except in conformance with all Colorado and local laws.

7.2              Compliance with Law. Tenant shall not use or permit any part of the Premises to be used for any purpose in violation of any existing or future municipal, county, state or federal law, ordinance or regulation. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements of any board of fire underwriters or other similar bodies, now or hereafter constituted, relating to or affecting the condition, use or occupancy of the Premises. The final judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord be a part thereto or not, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement, shall be conclusive of that fact as between the Landlord and Tenant.

8.                  Maintenance, Repairs and Alterations.

8.1              Maintenance and Repair by Tenant. Tenant shall maintain and keep in good condition and repair all interior and exterior portions of the Premises, whether structural or non-structural. In particular, but without limitation of the foregoing, Tenant shall keep in good condition and working order all exterior and interior walls, ceilings and floors, all roofs, all doors and related opening/closing apparatuses, and all fixtures and equipment including the HVAC, plumbing and electrical systems. Tenant shall immediately replace all broken glass and keep the glass of all windows and doors clean and presentable; shall at reasonable intervals paint or refinish the interior and exterior walls of the Building(s); shall repair any damage to the interior of the Building(s) resulting from any peril; and shall keep the interior of the Building(s) neat and clean. Tenant shall maintain all other portions of the Land, including all parking areas, driveways, walkways, and plantings, and shall keep the same at all times free of snow and refuse.

8.2              Alterations and Additions. Tenant shall make no alterations, additions or improvements to the Premises, nor shall Tenant make any alteration of or changes to the Building’s HVAC system, electrical service or plumbing system valued at more than $1,000.00 over a twelve (12) month period, without first obtaining Landlord’s written consent which shall not be unreasonably withheld. All alterations, additions or improvements shall be installed by Tenant at its sole cost and in compliance with all laws, orders and regulations of any applicable governing body, and Tenant at its expense, shall furnish to Landlord a set of plans showing all such changes. All alterations, additions or improvements (expressly including all HVAC equipment and systems, all plumbing fixtures and systems, all lighting fixtures and electrical systems, all built-in cabinets, and all floor coverings) made by Tenant shall become the property of Landlord upon their incorporation into the Building(s).

8.3              Absence of Liens. Nothing in this Lease shall be deemed to be or be construed in any way as constituting the consent or request of Landlord, express or implied to any person, firm or corporation for the performance of any labor or the furnishing of any materials for any such changes or alterations, nor giving Tenant any rights, power or authority to contract for the rendering of any services or the furnishing of any materials which might in any way give rise to the right to file a lien against the Landlord’s or Tenant’s interest in the Premises without the prior written consent of Landlord. Tenant shall keep the Premises free and clear of all liens and encumbrances arising out of the use or occupancy or alteration of the Premises by Tenant, provided that Tenant may contest any lien in the manner provided by law. Upon the request of Landlord, Tenant shall promptly provide, at Tenant’s sole cost and expense, a bond, or other security satisfactory to Landlord, in an amount equal to the amount of the claim of lien plus reasonably estimated interest and attorneys’ fees should the lien claimant prevail.

8.4              Failure to Maintain. If Tenant fails to keep and preserve the Land or Buildings as required in this Section 8, then the Landlord may, at its option, following thirty (30) days’ prior written notice to the Tenant in which the failure is identified, make necessary repairs or maintenance. In such case, Tenant shall pay the entire cost of the repair or maintenance to the Landlord within 10 days of receipt of written notice from Landlord, Failure of Tenant to pay within such 10-day period shall be considered to be a default.. Notwithstanding the foregoing, the notice requirement in this section 8.4 may be shortened or given by telephone or facsimile transmission (as the circumstances may require or permit) if the repair presents an emergency which requires immediate correction.

9.                  Insurance; Indemnity; Waiver of Subrogation.

9.1              Liability Insurance. Tenant shall procure and maintain for the Lease Term of this Lease comprehensive general liability insurance with a broad form property damage and contractual liability endorsements covering all claims for injuries or damages to person or property sustained in, on, or about the Premises, with limits of liability no less than $1,000,000.00 combined single limit per occurrence and in the aggregate. Such limits may be achieved through the use of umbrella liability insurance otherwise meeting the requirements of this Section 9.1. The policy shall name Landlord as an additional insured and shall contain a clause that the insurer will not cancel or change the insurance without first giving Landlord thirty (30) days prior written notice. Tenant shall deliver to Landlord a copy of each policy or certificate of insurance on the Commencement Date and at the time of any policy renewal

9.2              Property Insurance. During the Lease Term, Tenant shall maintain extended coverage (all risk) property insurance insuring the Building(s) against loss or damage resulting from the hazards covered by fire, vandalism and other perils under extended coverage insurance, which insurance shall contain a replacement cost endorsement, and shall also include loss of rents and/or business interruption coverage. The Landlord shall be named as an additional loss payee under the insurance, provided that if Landlord’s lender requires that it be designated as the sole loss payee, Tenant shall obtain a policy with such designation. Tenant shall be responsible for obtaining fire insurance upon the FF&E which will be stored or located on the Premises. Tenant shall deliver to Landlord a copy of each policy or certificate of insurance on the Commencement Date and at the time of any policy renewal.

9.3              Indemnification by Tenant. Tenant shall, at all times, indemnify the Landlord for, defend the Landlord against, and save the Landlord harmless from, any liability, loss, cost, injury, damage or other expense that may occur or be claimed by or with respect to any person or property on or about the Premises, where such injury or damage is caused in part or in whole by the act, neglect, fault, or omission of Tenant, its agents, employees, licensees, invitees or guests; or the failure of Tenant to perform its duties specified in this Agreement; or from any environmental pollution, damage, condition or problem, including without limitation, the presence of any hazardous substances, asbestos or other toxic waste as defined in any federal, state or municipal, governmental or quasi-governmental laws, regulations or ordinances, in or about the Premises that is caused by the acts or omissions, or negligence of Tenant, its agents, employees, licensees, invitees or guests. Tenant shall, at its own cost and expense, defend against any and all such actions and claims, utilizing such defense counsel as is acceptable to Landlord, and shall indemnify Landlord for all reasonable costs and expenses, including a reasonable attorneys’ fee that Landlord may incur in connection with such defense. Landlord shall not, unless caused by the negligence or willful misconduct of Landlord or its agents, employees, licensees, invitees or guests, be liable for any injury or damage to the Premises or to Tenant or its agents, employees, licensees, invitees or guests or to any property of any such persons.

9.4              Waiver of Subrogation. Landlord and Tenant release one another from every and all right, claim and demand or liability for any loss or losses occasioned by fire and such items as are included under the normal coverage clauses of fire and extended coverage insurance policies and any losses resulting from business interruption at the Premises or loss of rental income from the Premises occasioned by fire and such other perils as are included under the normal coverage of fire and extended coverage insurance policies, provided such releases do not in any manner void or significantly increase the cost of the fire insurance policies carried by the respective parties. Each party shall exert its best efforts to cause its insurance carriers to consent to such waiver and to waive all rights of subrogation against the other party.

10.              Damage to Building(s).

10.1          Repair of Premises, Termination of Lease. If the Building(s) is damaged by fire or any other such natural casualty not related to Tenant’s act, negligence, omission or use of the Premises, to such extent that the time to restore the Building(s) to its condition existing prior to the damage shall require more than sixty (60) days as reasonably estimated by Landlord, then no later than the twentieth (20th) day following the damage, either Landlord or Tenant may give the other party a notice of election to terminate this Lease. In the event of such election this Lease shall be deemed to terminate on the date of such damage or destruction. If this Lease is not terminated pursuant to this Section 10.1, Landlord shall promptly repair and restore the Building to the condition existing prior to the casualty and complete the repairs within eighty (80) days of the date of the casualty. Where the repair and restoration of the Building cannot be reasonably performed with the eighty (80) day period, Landlord shall not be in default if Landlord has in good faith commenced within the eighty (80) day period the repairs and restoration necessary and has diligently proceeded to complete such work.

10.2          Abatement of Rent. If in Landlord’s reasonable estimation the Building is damaged by fire or other casualty to such an extent that Tenant cannot reasonably operate its business while the repairs are being made, then during the period commencing sixty (60) days after the damage and ending with the completion of the repairs and restoration, the Rent payable under Section 4 shall be abated.

11.              Utilities. Tenant shall pay the continuing costs and charges of all utility services provided to the Premises. If Tenant elects to discontinue one utility service in favor of another, then Tenant shall be responsible for payment of all disconnect and hook-up charges.

12.              Assignment and Subletting. Tenant shall not, without the prior written consent of Landlord, assign this Lease or sublet any portion of the Premises to any party. Any request by Tenant for Landlord’s consent to a proposed assignment or sublease shall be accompanied by a copy of the proposed assignment or sublease, the identity and address of the proposed assignee or subtenant, details regarding the proposed use of the Premises by the proposed assignee or subtenant, including any proposed changes or alterations to the Premises, and current financial statements (balance sheet and income statement) for the proposed assignee or subtenant. Consent to one assignment or subletting shall not be deemed to constitute consent to any other assignment or subletting. Any such assignment or sublease shall not release Tenant from any obligation under this Lease.

13.              Default or Breach, Remedies.

13.1          Default or Breach. Each of the following events shall constitute a default or material breach of this Lease by Tenant:

(a)                Failure To Pay Rent or Charges. If Tenant shall fail to pay, when due, any monthly installment of Rent or any other cost or charge which is Tenant’s obligation under this Lease and if the failure continues for five (5) days after written notice of delinquency to Tenant; provided, however, that no written notice of delinquency shall be required if Landlord has previously given any notice of delinquency during the one (1) year period preceding the failure to pay.

(b)               Failure To Perform Covenant. If Tenant fails to perform or comply with any of the other terms, covenants or conditions of this Lease and if the failure continues for a period of thirty (30) days after written notice of default by Landlord to Tenant. Where the failure cannot be reasonably cured with the thirty (30) day period, Tenant shall be in default if Tenant has not in good faith commenced within the thirty (30) day period the action necessary to effect a cure to complete that action within sixty (60) days after such default notice.

(c)                Wrongful Transfer. If this Lease shall be assigned or transferred, or if the Premises shall be sublet, by Tenant to any other person or party except in the manner permitted in this Lease.

13.2          Effect of Default. In the event of any default or breach, , Landlord may exercise any one or more of the following remedies or any other right or remedy available to it under law:

(a)                Termination Of Lease. Landlord shall have the right to immediately terminate this Lease, and all right, title and interest of the Tenant in and to the Premises, by giving the Tenant written notice of termination. Upon termination of this Lease, Landlord shall be entitled to recover from Tenant the Rent, taxes and other charges then owing (less any Rent, taxes or other charges received by Landlord pursuant to any actual reletting of the Premises) and the present value of the Rent, taxes and other charges due during the balance of the Lease Term (less the present value of any rent, taxes or other reasonably estimated charges to be received by Landlord pursuant to any actual reletting of the Premises). The rate of interest to be used in the determination of any discounted present value shall be six percent (6%) per annum. Tenant shall also be liable for all reasonable costs and expenses incurred by Landlord in the preservation, maintenance and repair of the Premises prior to any reletting and all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in re-entering and repossessing the Premises. Tenant waives any right to “redeem” the Premises for any period of the Lease Term after termination of this Lease by Landlord.

(b)               Continuation of Lease. Landlord may treat this Lease as continuing and recover from Tenant all Rent, taxes and other charges due notwithstanding any repossession or reletting of the Premises (less any rent, taxes or other charges received by Landlord pursuant to any actual reletting of the Premises) and all reasonable costs and expenses incurred by Landlord in the preservation, maintenance and repair of the Premises prior to any reletting and all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in re-entering and repossessing the Premises any collection costs incurred to recover such amounts set forth in this subsection from Tenant.

(c)                Reentry And Reletting Of Premises. Landlord may immediately or at any time reenter the Premises and recover possession. Unless the Premises has been vacated by Tenant, reentry and repossession of the Premises shall be accomplished by Landlord by an action for unlawful detainer or by any other lawful action. Following reentry Landlord shall make commercially reasonable efforts to preserve and relet the Premises,.

(d)               Removal and Sale of Tenant Property. Incidental to either of Landlord’s remedies described in subsection (a) and (b) above, Landlord may remove Tenant’s property and store it in a public warehouse, or at a place selected by Landlord, at the expense of Tenant. After thirty (30) days’ storage Landlord may sell the property at public or private sale, all expenses of the sale to be the obligation of Tenant. The proceeds of the sale, after payment of storage and sale costs, may be applied upon any obligation of Tenant to Landlord under the terms of this Lease.

(e)                Late Charge. If any installment of Rent or any other sum due from Tenant to Landlord shall not be received by Landlord or Landlord’s designee within seven (7) days after such amount shall be due, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted under this Lease. In addition to late charges, Landlord shall be entitled to interest on the delinquent rentals, late charges and other sums payable to Landlord, at the rate of one percent (1%) per month.

14.              Condemnation.

14.1          Termination. If any part of the Premises, or public access to the Premises, is taken by eminent domain or by agreement between Landlord and those authorized to exercise such right, Tenant or Landlord may elect to terminate this Lease by giving written notice to the other party within the 30-day period following Landlord’s written notice to Tenant describing the nature and extent of the taking. The termination date shall be the date of the taking, and upon such termination, Tenant shall have no further interest in the Premises. Except as provided in this Section, this Lease shall not be terminated or otherwise affected by any exercise of the right of eminent domain.

14.2          Right To Award. In the event of a taking of any part of the Premises or public access to the Premises by eminent domain or by agreement in lieu thereof, Tenant shall not be entitled to share in any such award nor to have any claim against Landlord for any part thereof, except to the extent such award is based upon damage to Tenant’s stock in trade or damage to FF&E (which Tenant may remove at the termination of this Lease) or the cost of Tenant’s moving its FF&E and inventory. If the Landlord or Tenant terminates this Lease under Section 14.1 above, Tenant shall have no further interest in the Premises and shall not have any claim for the lost benefit of the terminated Lease.

14.3          Restoration Of Premises. Whenever any portion of the Premises shall be taken by any exercise of the right of eminent domain or by agreement in lieu thereof, and if this Lease shall not be terminated in accordance with the provisions of this Section, then Landlord shall at its expense, proceed with all reasonable dispatch to do such work as may be required to restore the Premises, or what remains thereof, as nearly as may be possible, to the condition they were in immediately prior to such taking.

15.              Indemnification for ADA Compliance. As the sole occupant of the Premises, Tenant shall indemnify, defend and hold Landlord harmless from any and all cost, expense, liability, or obligation that may arise, or be imposed on the Tenant, Landlord, or the Premises under the Americans With Disabilities Act of 1990, as now in effect or hereafter amended, and all rules and regulations issued under that law (collectively referred to as the “ADA”). Without limitation of the foregoing, Tenant shall be solely responsible for compliance with any of the following requirements of the ADA that may be applicable, and all cost and expense related thereto: barrier removal to ensure that members of the public with disabilities have access to the Premises and all goods and services provided at the Premises; providing auxiliary aids and services when necessary to remove communication barriers for members of the public with disabilities; compliance with the ADA Accessibility Guidelines when performing any alterations, renovations, or remodels, or when otherwise required by local, state or federal authorities; and providing reasonable accommodations for all employees and employment applicants with disabilities. This indemnification shall include the defense of any action or proceeding (including the payment of attorney’s fees and court costs) brought against Landlord by the U.S. Department of Justice, the Equal Employment Opportunity Commission, or any individual or class of individuals, alleging violation or non-compliance with the ADA, and payment of any liability arising out of such actions or proceedings.

16.              Tenant’s Cooperation Respecting Mortgagees and Assignees.

16.1          Estoppel Certificates. Upon demand, Tenant shall execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is not modified and is in full force and effect (or if modified, that the same is in full force and effect as modified and stating the modifications), and the dates to which the Rent and any other obligations to be paid by Tenant have been paid, and stating whether or not to the best knowledge of the signer of such certificate the Tenant or the Landlord is in default in the performance of any obligation under this Lease and if so, specifying each such default.

16.2          Subordination. Tenant shall cooperate with Landlord in any attempts it may make, from time to time, to obtain financing secured by a mortgage, deed of trust and/or other security agreement (collectively referred to as “Mortgage”) on the Premises, provided that Tenant shall not be required to financially obligate itself to the lender or to incur any additional expenses or obligation in connection therewith except for those expenses, if any, which are incidental to the review and execution of any subordination documents. Tenant, if so requested by Landlord, will subject and subordinate its interest in this Lease to any such Mortgage, and Landlord and its mortgagee shall agree that in the event of a foreclosure of any enforcement of such Mortgage, the rights of Tenant shall expressly survive and shall not be terminated and that this Lease and any renewal thereof shall, in all respects, continue in full force and effect if Tenant pays the Rent and fully performs all of its other obligations under this Lease.

16.3          Attornment. Tenant shall, in the event of the sale or assignment of Landlord’s interest in the Premises, or in the event of any proceedings brought for the foreclosure of, or any exercise of the power of sale under any Mortgage made by Landlord covering the Premises and upon the demand of the Landlord or mortgagee, attorn to the purchaser and recognize such purchaser as Landlord under this Lease.

17.              Holding Over; Surrender of Premises.

17.1          Holding Over. If Tenant remains in possession of the Premises after the expiration of the Term without the express written consent of Landlord, such occupancy shall be a tenancy from month-to-month at a rent in one-hundred fifty percent (150%) increase over the last monthly Rent payable under this Lease plus all other charges payable under this Lease, and upon all of the terms hereof; provided, however, this clause does not convey any right to the Tenant to holdover.

17.2          Surrender of Premises. Tenant shall on the Termination Date of this Lease or sooner termination of this Lease peacefully quit, surrender and deliver the Premises to Landlord in as good repair, order and condition as they were at the Commencement Date, subject to such alterations by Tenant as permitted by this Lease, and with the exception of ordinary wear and tear or loss or damage by fire or other casualty.

18.              Hazardous Material. Tenant shall not cause or permit any Hazardous Material to be brought upon, kept, or used in or about, or disposed of on the Premises by Tenant, its agents, employees, contractors or invitees, except in strict compliance with all applicable federal, state and local laws, regulations, codes and ordinances. In addition, Tenant shall not install any underground storage tanks. If Tenant breaches the obligations stated in the preceding sentences, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses including, without limitation, diminution in the value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises or elsewhere, damages arising from any adverse impact on marketing of space at the Premises, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees incurred or suffered by Landlord either during or after the Lease Term. These indemnifications by Landlord and Tenant include, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, whether or not required by any federal, state or local governmental agency or political subdivision, because of Hazardous Material present in the Premises, or in soil or ground water on or under the Premises. Tenant shall immediately notify Landlord of any inquiry, investigation or notice that Tenant may receive from any third party regarding the actual or suspected presence of Hazardous Material on the Premises.

As used in this Lease, the term “Hazardous Material” means any hazardous, dangerous, toxic or harmful substance, material or waste including biomedical waste which is or becomes regulated by any local governmental authority, the State of Colorado or the United States Government due to its potential harm to the health, safety or welfare of humans or the environment.

19.              Merchandise and FF&E.

19.1          Tenant’s Right to Remove. Tenant shall remove all personal property promptly and repair any damage to the Premises caused by the use of the Premises.

19.2          Tenant’s Right to Replace. If Tenant is required or elects to replace or add a specific item at its own expense, Tenant shall be the owner and shall, throughout the Term, remain the owner of any replaced or additional equipment or personal property item not specifically owned or paid for by Landlord; provided however, that (i) any replacement of the FF&E shall be subject to Landlord's prior written approval; (ii) Tenant shall grant Landlord a UCC lien on any such replacements until the end of the Term (which shall not include any earlier termination based on Tenant's default under this Agreement.) Tenant shall surrender the Premises and all associated trade fixtures, but not equipment and other personal property as Tenant brings onto or within the Leased Premises after the mutual execution of this Agreement.

19.3          Landlord represents that, as of the mutual execution of this Agreement, Landlord has not received any notice that the Premises or the FF&E items owned by Landlord are in violation of the Matters of Record or Applicable Laws (as hereinafter defined).

19.4          Personal Property Taxes. Tenant shall timely pay all taxes assessed against the FF&E contained on the Premises.

20.              Landlord’s Access. Landlord and Landlord’s agents shall have the right to enter the Premises at reasonable times after reasonable notice for the purpose of inspecting the same, showing the same to prospective purchasers, or lenders, and making such repairs to the Building as permitted or required by this Lease.

21.              Option Provision. Landlord does hereby grant to Tenant the exclusive right and option (the "Option") to purchase the Premises at the market value price determined by a commercial appraisal determining and setting forth the value of the Premises (“Purchase Price”) upon the terms and conditions as set forth herein;

21.1          “Option Term" shall mean that period of time commencing on the Commencement Date and ending on September 30, 2015.

21.2          "Option Exercise Date" shall mean that date, not less than ten (10) days prior to the expiration of the Option Term, upon which the Tenant shall send its written notice to Landlord exercising its Option to purchase.

21.3          Exercise of Option. Tenant may exercise its exclusive right to purchase the Premises pursuant to the Option, by giving ten (10) days’ written notice thereof to Landlord. Upon exercising the Option tenant shall close within sixty (60) days, in the event closing does not finalize the contract for purchase shall be considered null and void and Tenant’status shall revert from vendee upon exercise to Tenant. , in the event the Tenant does not exercise its Option to purchase the Premises granted hereby during the Option Term, this Agreement shall become absolutely null and void and neither party hereto shall have any other liability, obligation or duty hereunder or pursuant to this Agreement or otherwise with respect to the Premises. If the Option is exercised, the Purchase Agreement shall be executed no later than October 31, 2015 (“Property Contract”) shall set forth the terms and conditions to Closing. Notwithstanding anything herein, in the event Tenant exercises the Option and Tenant closes on the purchase of the Premises, Tenant shall be entitled to a credit against the Purchase Price (as Defined in the Property Contract) in the amount of the balance of the Security Deposit then being held by Landlord.

22.              Security Deposit. Tenant shall deposit the Security Deposit with Landlord upon the execution of this Lease. Said sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms and conditions of this Lease to be performed by Tenant and not as an advance rental deposit or as a measure of Landlord’s damage in case of Tenant’s default. If Tenant defaults hereunder, Landlord may use the Security Deposit for the payment of any sum in default, or for any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any damage which Landlord may suffer due to Tenant’s default. If any portion is so used, Tenant shall within 5 days after written demand, deposit with Landlord an amount sufficient to restore the Security Deposit to its original amount. Except to the extent required by law, Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit.

23.              General Provisions.

23.1          Severability. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

23.2          Time of Essence. Time is of the essence to the performance of all of Tenant’s obligations under this Lease.

23.3          Captions. Section captions are for organizational purposes only, and are not part hereof.

23.4          Incorporation of Prior Agreements; Amendments. This Lease contains all agreements of the Parties with respect to any matter mentioned in this Lease. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the Parties in interest at the time of the modification.

23.5          Notices. Any notice required or permitted to be given under this Lease shall be in writing and served personally or mailed by certified mail, return receipt requested, addressed to Landlord or Tenant, respectively, at the address shown in this Lease, or such other address that either party has specified in writing as the address at which it is to receive all notices required under this Lease.

23.6          Waivers. No waiver by Landlord of any provision of this Lease shall be deemed a waiver of any other provision or of any subsequent breach by Tenant of the same or any other provision. Landlord’s consent to or approval of any act shall not be deemed Landlord’s consent to or approval of any subsequent act by Tenant. The acceptance of Rent by Landlord shall not be a waiver of any preceding breach at the time of acceptance of such Rent.

23.7          Recording. This Lease shall not be recorded. Either party shall, upon request of the other, execute, acknowledge, and deliver to the other a “short form” recordable memorandum of this Lease sufficient to provide record notice of Tenant’s leasehold estate in the Premises.

23.8          Cumulative Remedies. No remedy or election under this Lease shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity.

23.9          Binding Effect; Choice of Law; Venue. Subject to any provisions of this Lease restricting assignment or subletting by Tenant, this Lease shall bind the Parties, their personal representatives, successors and assigns. This Lease shall be governed by the laws of the State of Colorado. Venue in any court action concerning this Lease shall be had in the District Court for the City and County of Denver, Colorado.

23.10      Attorneys’ Fees. If either party brings an action to enforce the terms of this Lease, or for breach of this Lease, the prevailing party in any such action, on trial or appeal, shall be entitled to his reasonable attorneys’ fees to be paid by the losing party as fixed by the court.

24.              Liability of Landlord. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the interest of Landlord in the Premises, and Landlord shall not be liable to Tenant for any deficiency or other sums in excess of the amount realizable on Landlord’s interest in the Premises.

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The parties hereto have executed this Lease as of the date and year first above written.

LANDLORD:

/s/ Barry Rauff

Barry Rauff

/s/Carrie Rauff

Carrie Rauff

TENANT:

THE MARYJANE GROUP, INC.

By: /s/ Joel C. Schneider

Joel C. Schneider

Chief Executive Officer

EXHIBIT A

TO LEASE

LEGAL DESCRIPTION OF LAND

This Exhibit is part of that certain Lease (“Lease”) dated as of September 4, 2014 between Barry and Carrie Rauff (“Landlord”) and The MaryJane Group, Inc., individual (“Tenant”).

Lots 31, Ptarmigan Trail Estates Subdivision, Town of Silverthorne, County of Summit, State of Colorado.

EXHIBIT B

TO LEASE

FF&E

Exhibit C

Guest Waiver

The Maryjane Group, LLC and Mountain Vista Bed and Breakfast

Release from Liability

I, , the undersigned (hereinafter the Guest) hereby irrevocably & unconditionally release & hold harmless from liability The Maryjane Group, LLC and Mountain Vista Bed & Breakfast; (collectively “Hotel”), its owners, agents, and other guests from any & all liabilities, claims, actions, damages, costs, or expenses of any nature whatsoever whether in law or equity, known or unknown, occurring during, caused by, relating to, or arising in any way from my participation at the Hotel.

I understand and agree that marijuana products are permitted on premises. I further agree and understand that complimentary marijuana products may be made available from time to time. By accepting this waiver, I hereby acknowledge that my participation in the consumption of marijuana, both marijuana offered complimentary or supplied from legal outside sources is at my own risk, and that I assume all responsibilities for any and all aspects of participation for both myself and any guests that choose to accompany me. This waiver applies to any and all activities participated in and associated herewith.

I understand that this Release from Liability irrevocably & unconditionally releases and holds harmless all Releasees from any financial or other liability for any injury, bodily harm, sickness, illness, or loss of life that I as a Guest or my family member or friend may suffer and from any economic harm or loss of property occurring during, caused by, relating to, or arising in any way out of staying, visiting or residing at the Hotel.

I, the undersigned, have read this Release from Liability & understand all of its terms; I have executed it voluntarily, with full knowledge of its significance, and intend to be legally bound by it. I further assert that I am of the legal age of 21.

Guest Signature:

__________

Date